EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

November 12, 2015

Dear Sir/Madam:

I have read the statements included in the Form 10-K dated November 12, 2015, of China Soar Information Technology, Inc. fka Go Public II, Inc. to be filed with the Securities and Exchange Commission and am in agreement with the statements contained in Item 9 insofar as they relate to the firm.

RLB Certified Public Accountant

St Petersburg, FL